Exhibit 5.1

O L S H A N	1325 AVENUE OF THE AMERICAS ● NEW YORK, NEW YORK 10019 TELEPHONE: 212.451.2300 ● FACSIMILE: 212.451.2222

August 16, 2021

Quest Resource Holding Corporation

3481 Plano Parkway

The Colony, Texas 75056

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Quest Resource Holding Corporation, a Nevada corporation (the “Company”), in connection with the filing of its registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), relating to the registration of 250,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the terms of and in the manner set forth in the Quest Resource Holding Corporation 2014 Employee Stock Purchase Plan, as amended (the “2014 ESPP”).

This opinion letter is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

We advise you that we have examined executed originals or copies certified or otherwise identified to our satisfaction of (i) the Registration Statement, (ii) the Company’s Third Amended and Restated Articles of Incorporation and the Company’s Second Amended and Restated Bylaws, each as amended to date, (iii) the 2014 ESPP, and (iv) corporate proceedings of the Company, and such other documents, instruments and certificates of officers and representatives of the Company and of public officials, and we have made such examination of fact and law, as we have deemed necessary or appropriate for purposes of the opinion expressed below. As to questions of fact material to this opinion, we have relied on certificates or comparable documents of officers and representatives of the Company and of public officials.

We have assumed for purposes of rendering the opinion set forth herein, without verification, the genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals and the completeness and conformity with authentic original documents of all documents submitted to us as copies.

On the basis of the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, we advise you that in our opinion, the Shares, when issued and paid for pursuant to the terms of and in the manner set forth in the 2014 ESPP, will be duly and validly issued, fully paid and non-assessable.

O L S H A N F R O M E W O L O S K Y L L P	WWW.OLSHANLAW.COM

August 16, 2021

We are members of the Bar of the State of New York. We express no opinion as to the effect of any laws other than the laws of the State of New York, Chapter 78 of Nevada Revised Statutes and the Federal laws of the United States of America, each as in effect on the date hereof.

This opinion speaks only at and as of its date and we assume no obligation to revise or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Olshan Frome Wolosky LLP

OLSHAN FROME WOLOSKY LLP